Exhibit 99.1

American Apparel, Inc. Announces Comparable Sales for October 2013 Decreased 1%

LOS ANGELES--(BUSINESS WIRE)--
American Apparel, Inc. (NYSE MKT:APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel, announced preliminary sales for the month of October 2013. On a preliminary basis, total net sales were $59.5 million, an increase of 1% over prior year. Comparable sales decreased 1%, including a 3% decrease in comparable store sales in the retail store channel and a 12% increase in net sales in the online channel. Wholesale net sales increased 8% for the month.

The following delineates the components of the increases for the month and year-to-date periods indicated:

	October		YTD
	2013(1)	2012	2013(1)	2012
Comparable store sales
Stores	(3)%	3%	3%	14%
Online	12%	29%	19%	25%
Total	(1)%	6%	5%	15%

Sales growth
Wholesale	8%	22%	6%	12%
Total	2%	7%	5%	15%
(1) Preliminary, subject to adjustment. Year-to-date comparable store sales results have been adjusted to exclude impact of extra leap-year day in 2012.
Dov Charney, Chairman and CEO, commented, “Although disappointed with the negative comparable performance of our retail stores in October, we are encouraged by the strength in our online and wholesale businesses, which grew sales 12% and 8%, respectively. As October came to a close, we began to feel some encouraging incremental sales momentum in some markets. We are beginning to breathe a sigh of relief that we are overcoming some of the challenges we were experiencing at our new distribution center and we are pleased that our stores and customers are now being shipped product in a timely fashion.  While we are aware of a weaker consumer spending environment that has impacted traffic levels across the retail sector, our retail team is working around the clock to produce results for shareholders for the Christmas season.”

About American Apparel
American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of November 1, 2013, American Apparel had approximately 10,000 employees and operated 246 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Australia, Japan, South Korea, and China. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.net. In addition, American Apparel operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

Safe Harbor Statement
This press release, and other statements that the Company may make, may contain forward-looking statements. Forward-looking statements are statements that are not historical facts and include statements regarding, among other things, the Company's future financial condition, performance and flexibility; results of operations; future business plans. Such forward-looking statements are based upon the current beliefs and expectations of American Apparel's management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: the ability to generate sufficient liquidity for operations and debt service; changes in the level of consumer spending or preferences or demand for the Company's products; increasing competition, both in the U.S. and internationally; the evolving nature of the Company's business; the Company's ability to hire and retain key personnel and the Company's relationship with its employees; suitable store locations and the Company's ability to attract customers to its stores; the availability of store locations at appropriate terms and the Company's ability to identify locations and negotiate new store leases effectively and to open new stores and expand internationally; the Company's ability to renew leases at existing locations on economic terms; effectively carrying out and managing the Company's strategy, including growth and expansion both in the U.S. and internationally; disruptions in the global financial markets; failure to maintain the value and image of the Company's brand and protect its intellectual property rights; declines in comparable store sales and wholesale revenues; financial nonperformance by the Company's wholesale customers; the adoption of new accounting pronouncements or changes in interpretations of accounting principles; seasonality of the business; consequences of the Company's significant indebtedness, including the Company's relationships with its lenders and the Company's ability to comply with its debt agreements, including the risk of acceleration of borrowings thereunder as a result of noncompliance; the Company's ability to generate cash flow to service its debt; the Company's liquidity and losses from operations; the Company's ability to develop and implement plans to improve its operations and financial position; costs of materials and labor, including increases in the price of yarn and the cost of certain related fabrics; the Company's ability to pass on the added cost of raw materials to its customers; the Company's ability to improve manufacturing efficiency at its production facilities; the Company's ability to improve efficiency at its distribution facility located in La Mirada, California; the Company's ability to effectively manage inventory and inventory reserves; location of the Company's facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation, including exposure from which could exceed expectations; compliance with or changes in U.S. and foreign government laws and regulations, legislation and regulatory environments, including environmental, immigration, labor and occupational health and safety laws and regulations; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business including disruption of markets and foreign supply sources and changes in import and export laws; technological changes in manufacturing, wholesaling, or retailing; the risk, including costs and timely delivery issues associated therewith, that information technology systems changes and the transition to the new distribution center in La Mirada, California may disrupt the Company's supply chain or operations and its ability to upgrade its information technology infrastructure and other risks associated with the systems that operate our online retail operations and manage the Company's other operations; adverse changes in its credit ratings and any related impact on financing costs and structure; general economic and industry conditions, including U.S. and worldwide economic conditions; disruptions due to weather or climate change; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended June 30, 2013. The Company's filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

American Apparel, Inc.
John J. Luttrell
Chief Financial Officer
(213) 488-0226

or

ICR, Inc.
John Rouleau
Managing Director
(203) 682-8342
John.Rouleau@icrinc.com